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                                     EXHIBIT 4.4

                         Certificate of Ownership and Merger


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                         CERTIFICATE OF OWNERSHIP AND MERGER
                                          OF
                                 GAMECENTER.COM, INC.
                                   FINDER.COM, INC.
                                   BUYER.COM, INC.
                            VIRTUAL SOFTWARE LIBRARY, INC.
                            (EACH A DELAWARE CORPORATION)
                                         INTO
                                     C|NET, INC.
                               (A DELAWARE CORPORATION)


It is hereby certified that:

    1. C|NET, Inc. (the "Company") is a business corporation of the State of Delaware.

    2. The Company is the owner of all the outstanding common stock of Gamecenter.com, Inc., Finder.com, Inc., Buyer.com, Inc. and Virtual Software Library, Inc. (the "Subsidiaries"), each of which is also a business corporation of the State of Delaware.

    3. On April 16, 1997, the Board of Directors of the Company adopted the following resolutions to merge the Subsidiaries into the Company:

         WHEREAS, the Company is the legal and beneficial owner of 100% of the outstanding shares of common stock of Gamecenter.com, Inc., Finder.com, Inc., Buyer.com, Inc. and Virtual Software Library, Inc., each of which is a Delaware corporation (the "Subsidiaries"), and such common stock is the only issued and outstanding class of capital stock of each of the Subsidiaries;

         WHEREAS, the Company desires to merge the Subsidiaries into itself, with the Company being the surviving corporation of such merger; and

         WHEREAS, in connection with such merger, the Company desires to change its corporate name from "C|NET, Inc." to "CNET, Inc.";

         RESOLVED, that each of the Subsidiaries be merged with and into the Company, and that all of the property, rights and powers of the Subsidiaries be vested in and held and enjoyed by the Company as fully and entirely as the same were before held and enjoyed by the Subsidiaries in their own name.

         RESOLVED, that the Company shall assume all of the obligations of the Subsidiaries.


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         RESOLVED, that, upon the effectiveness of the merger contemplated by
    these resolutions, the corporate name of the Company shall be changed from "C|NET, Inc." to "CNET, Inc."

         RESOLVED, that the Company shall cause to be executed and filed all documents prescribed by the laws of the State of Delaware, and shall cause to be performed all necessary acts within the State of Delaware, in connection with such merger.

Executed on April 16, 1997.

                                       C|NET, INC.

                                       By:    /s/ Shelby W. Bonnie
                                              ----------------------------
                                       Name:  Shelby W. Bonnie
                                       Title: Executive Vice President,
                                              Chief Operating Officer,
                                              Chief Financial Officer,
                                              Secretary, and Director